UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): June 26, 2014

UNIFIED GROCERS, INC.

(Exact name of registrant as specified in its charter)

California	000-10815	95-0615250
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5200 Sheila Street, Commerce, CA 90040

(Address of principal executive offices) (Zip Code)

(323) 264-5200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 26, 2014, Grocers Capital Company (“GCC”), a wholly-owned finance subsidiary of Unified Grocers, Inc. (the “Company”), entered into Amendment Number Three to Loan and Security Agreement, dated as of September 24, 2010 (the “GCC Loan Amendment”), by and among GCC, the lenders party thereto, and California Bank & Trust, as Arranger and Administrative Agent. The GCC Loan Amendment extended the maturity date of the Loan and Security Agreement from June 30, 2014 to September 30, 2014.

The GCC Loan Amendment, except as expressly stated, does not modify the Loan and Security Agreement, which remains unmodified and in full force and effect.

On June 27, 2014, the Company entered into a First Amendment and Consent (the “Amendment”) with Wells Fargo Bank, N.A., as administrative agent and the lenders party thereto, modifying the Company’s Amended and Restated Credit Agreement dated as of June 28, 2013 (the “Credit Agreement”).

The Amendment provides for a modification of the excess availability calculations under the Credit Agreement to accommodate normal seasonal working capital needs in the period from June 27, 2014 to January 15, 2015. The Amendment does not change the $275 million maximum amount that can be borrowed under the Credit Agreement, but does provide additional flexibility under certain provisions of the Credit Agreement and increases the amount of permitted indebtedness of the Company’s finance subsidiary from $25 million to $30 million.

The Amendment, except as expressly stated, does not modify the Credit Agreement and other loan documents, which remain unmodified and in full force and effect.

Exhibits – Incorporation by Reference

Copies of the GCC Loan Amendment and the Amendment are attached hereto as Exhibits 99.1 and 99.2 and are incorporated herein by this reference. The foregoing descriptions of the GCC Loan Amendment and the Amendment do not purport to be complete and are qualified in their entirety by reference to the exhibits.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Amendment Number Three to Loan and Security Agreement, dated as of June 26, 2014, by and among Grocers Capital Company, the lenders signatory thereto, and California Bank & Trust, as Arranger and Administrative Agent.

99.2	First Amendment and Consent, dated as of June 27, 2014, by and among Unified Grocers, Inc., the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 2, 2014	UNIFIED GROCERS, INC.

	By	/s/ Harry H. Demas
Harry H. Demas
General Counsel and Secretary